Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

THIRD QUARTER 2015 FINANCIAL RESULTS

Englewood, Colorado, November 4, 2015 - Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) today reported third quarter 2015 results.  Highlights include(1):

Attributed to QVC Group

•	Grew QVC US revenue by 4% and adjusted OIBDA(2) by 1% in the third quarter
•	QVC US operating income increased by 5%
•	QVC.com revenue as a percent of total US revenue increased to 48%, a 450 basis point increase
•	QVC US mobile penetration was 52% of QVC.com orders, a 1,100 basis point increase
•	QVC consolidated mobile penetration was 53% of QVC.com orders, a 1,000 basis point increase
•	QVC generated local currency revenue growth and adjusted OIBDA improvement in all consolidated markets, for the second quarter in a row
•	Completed acquisition of zulily on October 1, 2015

Attributed to Liberty Ventures Group

•

Interval Leisure Group (Nasdaq:  IILG) entered into definitive agreement to acquire Starwood Hotels and Resorts’ vacation ownership business in October, and will own 45% of the combined company;  Liberty Interactive pro forma ownership estimated at 13%

“QVC generated strong results across the board with local currency growth in all consolidated markets for the second quarter in a row.  The expansion in mobile orders continues at a rapid pace, comprising 53% of consolidated eCommerce orders.  We completed the acquisition of zulily and have already begun introducing its customers to QVC,” stated Greg Maffei, Liberty Interactive President and CEO.  “Attributed to Liberty Ventures, Interval Leisure Group announced an agreement to acquire Starwood Hotels and Resorts’ vacation ownership business.”

On October 1, 2015, Liberty Interactive completed the previously announced acquisition of zulily, inc. (“zulily”).  Pursuant to the terms of the acquisition, each share of zulily Class A common stock and Class B common stock received

$9.375 in cash and 0.3098 of a share of Liberty Interactive’s Series A QVC Group common stock.  As a result of the acquisition, Liberty Interactive drew down an additional $910 million on the QVC credit facility and issued approximately 38.5 million shares of its Series A QVC Group common stock.

Due to the timing of the acquisition, zulily’s results are not included in Liberty Interactive’s third quarter financial reporting.  However, zulily’s revenue and OIBDA performance for the third quarter were in the middle and at the high end, respectively, of guidance provided on zulily’s second quarter earnings call, which took place on August 5, 2015.  We will provide additional financial disclosure on zulily at Liberty’s Investor Day on November 12, 2015.  Beginning with fourth quarter financial reporting, zulily will be included as a separate reportable segment of Liberty Interactive (attributed to QVC Group).

QVC GROUP – Excluding the pre-reattribution impact of the Digital Commerce companies (see reconciling schedule 1), in the third quarter, QVC Group's revenue decreased 1% to  $2.0 billion, adjusted OIBDA decreased 3%  to $421 million, operating income increased 1% to $264 million, adjusted net income(3) increased 35% to $203 million and net income increased 86% to $154 million.

QVC

QVC's consolidated revenue decreased 1% in the third quarter to $2.0 billion. Adjusted OIBDA decreased 2% to $430 million and adjusted OIBDA margin decreased 30 basis points.  Operating income increased 1% to $280 million. Consolidated eCommerce revenue increased 10% to $861 million and grew to 43% from 39% of consolidated revenue.  Mobile orders were 53% of total eCommerce orders in the quarter, compared to 43% a year ago.

US Dollar denominated results were negatively impacted by exchange rate fluctuations in the third quarter.  The US Dollar strengthened against the Euro, Japanese Yen and British Pound Sterling 16%, 15% and 7%, respectively.  On a constant currency basis, consolidated revenue increased 4% and adjusted OIBDA increased 1% compared to a 1% and 2% decline in US Dollars, respectively.  Excluding the costs related to launch QVC France, consolidated adjusted OIBDA increased 3% on a constant currency basis in the quarter.

"We delivered strong constant currency revenue gains across markets as we continued to execute our strategies to extend our leading global video and eCommerce position,” said QVC President and CEO, Mike George.  “We expanded our commerce platform reach with additional TV carriage and increased digital penetration, and mobile orders now represent over 50% of all eCommerce orders.  We enhanced our merchandise differentiation with key brand launches and leverage of our global vendor network.  Our joint venture in China generated outstanding results, and on October 1st we welcomed zulily to the QVC Group, extending our reach to millennial customers.”

QVC US revenue increased 4% to $1.4 billion in the third quarter.  Units sold increased 5%, average selling price per unit increased 1% to $58.70 and returns as a percentage of gross product revenue increased 21 basis points.  QVC US experienced growth in the apparel, accessories, home and beauty categories, which was partially offset by a decline primarily in jewelry.  eCommerce revenue increased 15% to $678 million and grew to 48% from 43% of total QVC US revenue.  Adjusted OIBDA increased 1% to $333 million and adjusted OIBDA margin decreased 55 basis points to 23.5%.  These results were primarily due to higher freight and inventory obsolescence expense, which were partially offset by higher product margins and lower bad debt expenses.

QVC's international revenue decreased 10% to $587 million, adjusted OIBDA decreased 12% to $97 million and adjusted OIBDA margin declined 35 basis points in the third quarter, reflecting the aforementioned unfavorable exchange rate fluctuations.  On a constant currency basis, international revenue increased 4% and adjusted OIBDA was flat.  QVC France launched its TV broadcast on August 1, 2015.  The third quarter included $7 million of costs related to the launch of QVC France.  Excluding the costs related to QVC France, international adjusted OIBDA increased 7% on a constant currency basis in the quarter.

QVC Germany's revenue in local currency increased 3% in the third quarter.  Sales increased in local currency primarily in apparel and home, which were partially offset by a decline primarily in electronics.  Adjusted OIBDA in local currency increased 1%, and adjusted OIBDA margin in local currency declined 28 basis points primarily due to lower product margins and higher personnel costs, which were partially offset by lower warehouse and bad debt expense.

QVC Japan's revenue in local currency increased 5% in the third quarter.  QVC Japan experienced sales gains in local currency primarily in home and beauty, which were partially offset by a decline primarily in accessories and apparel.  Adjusted OIBDA in local currency increased 3%.  Adjusted OIBDA margin in local currency decreased 32 basis points primarily due to higher personnel costs and inventory obsolescence expenses, which were partially offset by favorable commissions resulting from a key contract renewal, as well as warehouse efficiencies.

QVC UK's revenue increased 5% in local currency in the third quarter.  Sales increased in local currency primarily in apparel and beauty, which were partially offset by a decline primarily in electronics.  Adjusted OIBDA in local currency increased 16% and adjusted OIBDA margin in local currency increased 183 basis points primarily due to higher product margins and sales leverage, which were partially offset by higher freight costs.

QVC Italy's revenue increased 2% in local currency in the third quarter.  Sales increased in local currency primarily in beauty and accessories, which were partially offset by a decline primarily in jewelry and home.  Adjusted OIBDA deficit in local currency decreased 52% and adjusted OIBDA margin in local currency improved 242 basis points primarily due to lower fixed and freight costs, which were partially offset by lower product margins.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, increased local currency revenue 43% in the third quarter.  CNRS' adjusted OIBDA deficit in local currency decreased 21%, reflecting the strong revenue growth, which was partially offset by lower product margins and higher commission, warehouse and freight expenses as the business continues to grow its presence in this nascent market. In early July, CNRS added the strategically important Shanghai market to its TV distribution, bringing its current reach to approximately 111 million homes. This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $3 million reduction in net income for the quarter.

QVC's total debt, net of original issue discount, was $4.5 billion at September 30, 2015, down from $4.6 billion at December 31, 2014.

Share Repurchases

Share repurchases over the past quarter were impacted by the pending acquisition of zulily.  Rules governing the exchange offer for zulily shares prohibited Liberty Interactive from repurchasing shares from August 4, 2015 through September 30, 2015.  As a result, from August 1, 2015 through October  31, 2015, Liberty Interactive repurchased approximately 3.5 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $27.78 for total cash consideration of $98 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $5.9 billion, representing approximately 39.4% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization as of November 1, 2015 for QVC Group stock was approximately $1.1 billion.

As of September 30, 2015, QVC Group consists of Liberty Interactive’s subsidiary, QVC, Inc., and Liberty Interactive’s interest in HSN, Inc. zulily is attributable to QVC Group as of October 1, 2015.

LIBERTY VENTURES GROUP – Revenue for the continuing consolidated Digital Commerce companies (which consist of Bodybuilding.com, CommerceHub, Evite and Right Start) increased 4% to $146 million in the third quarter.  The increase in revenue was primarily due to CommerceHub ($5 million).  CommerceHub revenue growth was primarily attributed to an acquisition during the first quarter of 2015 and growth in active customers (vendors and suppliers) which increased the number of aggregate transactions processed through the CommerceHub platform.

Adjusted OIBDA for the continuing Digital Commerce companies increased $3 million year-over-year in the third quarter.  Adjusted OIBDA as a percentage of revenue was slightly higher, representing 11.6% of revenue in the third quarter of 2015, as compared to 9.9% of revenue in the third quarter of 2014.

Operating loss for the continuing Digital Commerce companies was $7 million in the third quarter as compared to operating income of $6 million in the same period in 2014.  The decrease is primarily due to increases in stock-based compensation expense.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from August 1, 2015 through October  31, 2015.  The total remaining repurchase authorization for Liberty Ventures Group stock as of November 1, 2015 was $650 million.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Interval Leisure, Lending Tree and FTD, its subsidiaries Bodybuilding.com, CommerceHub, The Right Start and Evite, and minority interests in Time Warner Inc. and Time Warner Cable.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 5:15 p.m. (E.S.T.) on November 4, 2015.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
3)	For a definition of adjusted net income and applicable reconciliations, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	3Q14	3Q15	% Change
Revenue(1)
QVC
US	$1,368	$1,420	4%
Germany	229	199	(13)%
Japan	216	192	(11)%
UK	173	168	(3)%
Italy	34	28	(18)%
Total QVC Group Revenue	$2,020	$2,007	(1)%

Adjusted OIBDA(1)
QVC
US	$329	$333	1%
Germany	42	36	(14)%
Japan	41	35	(15)%
UK	31	33	6%
Italy	(1)	-	100%
France	(3)	(7)	NM
Total QVC Adjusted OIBDA	$439	$430	(2)%
Corporate and other	(6)	(9)	(50)%
Total QVC Group Adjusted OIBDA	$433	$421	(3)%

Operating Income(1)
QVC
US	$203	$214	5%
Germany	25	22	(12)%
Japan	33	28	(15)%
UK	23	27	17%
Italy	(5)	(3)	40%
France	(3)	(8)	NM
Total QVC Operating Income	$276	$280	1%
Corporate and other	(15)	(16)	(7)%
Total QVC Group Operating Income	$261	$264	1%

Adjusted Net Income(1)(2)
Total QVC Group Adjusted Net Income	$150	$203	35%

China JV(3)
Revenue	$33	$45	36%
Adjusted OIBDA	$(3)	$(2)	33%

(amounts in millions)
QVCA Shares Outstanding	10/31/2014	10/31/2015
Outstanding A and B shares	476	497

(amounts in millions)	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	9/30/2014	9/30/2015
Basic Weighted Average Shares Outstanding ("WASO")	477	460
Potentially dilutive Shares	10	6
Diluted WASO	487	466

1)

Non-GAAP presentation.  For GAAP purposes, the Digital Commerce companies were recorded as part of the QVC Group through September 30, 2014 (the date of the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies have been removed from the QVC Group for all periods shown (see reconciling schedule 1).

2)	GAAP net income was $83 million and $154 million for the three months ended September 30, 2014 and 2015, respectively (see reconciling schedule 4).
3)	This joint venture is being accounted for as an equity investment.

QVC OPERATING METRICS – QUARTER

(amounts in millions)	3Q14	3Q15	% Change
QVC - Consolidated
Total eCommerce revenue ($)	$781	$861	10%
Total eCommerce revenue (%)	38.7%	42.9%	424	bps
Mobile % of total eCommerce(1)	43.0%	53.0%	993	bps

QVC - US
US eCommerce revenue ($)	$592	$678	15%
US eCommerce revenue (%)	43.3%	47.7%	447	bps
Mobile % of US eCommerce(1)	41.3%	52.2%	1,090	bps
Return Rate	19.0%	19.2%	20	bps

(1)	Based on gross US Dollar orders.

DIGITAL COMMERCE FINANCIAL METRICS – QUARTER

(amounts in millions)	3Q14	3Q15	% Change
Revenue(1)
Digital Commerce companies - continuing	$141	$146	4%
Disposed Businesses(2)	169	-	NM
Digital Commerce Companies Revenue	$310	$146	NM

Adjusted OIBDA(1)
Digital Commerce companies - continuing	$14	$17	21%
Disposed Businesses(2)	(16)	-	NM
Digital Commerce Companies Adjusted OIBDA	$(2)	$17	NM

Operating Income(1)
Digital Commerce companies - continuing	$6	$(7)	(217)%
Disposed Businesses(2)	(20)	-	NM
Digital Commerce Companies Operating Income	$(14)	$(7)	NM

(1)

Non-GAAP presentation.  For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group subsequent to September 30, 2014 (the date of the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.  In addition, Provide was included in the Digital Commerce companies prior to the sale of Provide to FTD Companies, Inc. on December 31, 2014.

(2)	Includes financial results of Provide through December 31, 2014 and Backcountry.com through June 30, 2015.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2015 to the same period in 2014.

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	6/30/2015	9/30/2015
HSN(1)	$1,405	$1,146
Total Attributed QVC Group	$1,405	$1,146

Expedia(2)	$2,581	$2,778
FTD(3)	288	304
Interval Leisure Group and Tree.com(4)	598	564
Other Public Holdings(5)	1,358	1,281
Total Attributed Liberty Ventures Group	$4,825	$4,927

(1)

Represents fair value of QVC Group's investment in HSN.  In accordance with GAAP, QVC Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $151 million and $159 million at June  30, 2015 and September 30, 2015, respectively.

(2)

Represents fair value of Liberty Ventures Group's investment in Expedia.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $587 million and $626 million at June 30, 2015 and September 30, 2015, respectively.

(3)

Represents fair value of Liberty Ventures Group's investment in FTD.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $358 million and $343 million at June  30, 2015 and September  30, 2015, respectively.

(4)

Represents fair value of Liberty Ventures Group's investments.  In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $111 million and $115 million at June 30, 2015 and September 30, 2015, respectively.

(5)

Represents Liberty Ventures Group's other public holdings which are accounted for at fair value.   Excludes $2 million and $5 million of long-term marketable securities as of June  30, 2015 and September  30, 2015, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2015	9/30/2015
Cash and Liquid Investments Attributable to:
QVC Group (1)	$505	$527
Liberty Ventures Group(2)(3)	2,931	2,932
Total Liberty Consolidated Cash and Liquid Investments	$3,436	$3,459

Less:
Short-term marketable securities - QVC Group	$8	$15
Short-term marketable securities - Liberty Ventures Group	837	893
Long-term marketable securities - Liberty Ventures Group	2	5
Total Liberty Consolidated Cash (GAAP)	$2,589	$2,546

Debt:
Senior notes and debentures(4)	$792	$792
Senior exchangeable debentures(5)	346	346
QVC senior notes(4)	3,550	3,550
QVC bank credit facility	895	920
Other	74	76
Total Attributed QVC Group Debt	$5,657	$5,684
Unamortized discount and fair market value adjustment	37	7
Total Attributed QVC Group Debt (GAAP)	$5,694	$5,691

Senior exchangeable debentures(5)	$2,075	$2,070
Other	44	43
Total Attributed Liberty Ventures Group Debt	$2,119	$2,113
Fair market value adjustment	168	51
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,287	$2,164

Total Liberty Interactive Corporation Debt (GAAP)	$7,981	$7,855

(1)	Includes $8 million and $15 million of short-term marketable securities with an original maturity greater than 90 days as of June 30, 2015 and September 30, 2015, respectively.
(2)	Includes $837 million and $893 million of short-term marketable securities with an original maturity greater than 90 days as of June 30, 2015 and September 30, 2015, respectively.
(3)

Includes $2 million and $5 million of marketable securities with an original maturity greater than one year as of June 30, 2015 and September 30, 2015, respectively, which is reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed attributed balance sheet.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group increased by $22 million during the third quarter.  Cash flow from operations and additional borrowings were largely offset by stock repurchases and capital expenditures.  Total debt attributed to the QVC Group increased by $27 million, primarily due to additional borrowings on QVC’s credit facility.  Subsequent to the end of the quarter, QVC drew down an additional $910 million on its credit facility in connection with the acquisition of zulily.

Total cash and liquid investments and debt attributed to the Liberty Ventures Group were relatively flat during the third quarter.

Important Notice: Liberty Interactive (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei, will discuss Liberty Interactive's earnings release in a conference call which will begin at 5:15 p.m. (E.S.T.) on November 4, 2015.  The call can be accessed by dialing (844)  307-2219 or (678)  509-7635 at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release and replays of the call will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, new service and product offerings, Liberty Interactive’s expected ownership interest in Interval Leisure Group following its announced transaction with Starwood Hotel and Resorts, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty Interactive's condensed consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty Interactive (QVC) at September 30, 2015, which Liberty Interactive has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors.  See Schedule 2 to this press release for a reconciliation of QVC’s adjusted OIBDA to operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	3Q14	4Q14	1Q15	2Q15	3Q15
QVC Group
QVC
Revenue - US	$1,368	$2,030	$1,342	$1,406	$1,420
Revenue - International	652	751	596	592	587
Revenue - Total	$2,020	$2,781	$1,938	$1,998	$2,007
Adjusted OIBDA - US	329	474	306	349	333
Adjusted OIBDA - International	110	146	101	100	97
Adjusted OIBDA - Total	$439	$620	$407	$449	$430
Operating income - US	203	349	177	226	214
Operating income - International	73	110	69	68	66
Operating income - Total	$276	$459	$246	$294	$280
Gross margin - US	37.2%	35.6%	36.5%	38.0%	36.4%
Gross margin - International	37.8%	37.7%	38.1%	38.7%	38.4%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, the QVC Group, QVC (and certain of its subsidiaries), and the Digital Commerce companies together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this presentation includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit) and net income (loss) generated by the Digital Commerce companies prior to the reattribution.

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization and the reattribution of the Digital Commerce companies.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a valuable supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September  30, 2014, December 31, 2014, March  31, 2015, June 30, 2015 and September 30, 2015, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q14	4Q14	1Q15	2Q15	3Q15
QVC Group
QVC Group Adjusted OIBDA (ex. Digital Commerce)(1)	$433	$612	$401	$445	$421
Digital Commerce Adjusted OIBDA(1)	(2)	NA	NA	NA	NA
Adjusted OIBDA	431	612	401	445	421
Depreciation and amortization	(166)	(150)	(152)	(149)	(141)
Stock compensation expense	(18)	(17)	(12)	(12)	(16)
Operating Income	$247	$445	$237	$284	$264

(1)

QVC Group adjusted OIBDA presented exclusive of the impact of the Digital Commerce companies and reconciled to both QVC Group adjusted OIBDA and GAAP operating income.  Under GAAP, the Digital Commerce companies were only included as part of the QVC Group through September 30, 2014.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the Digital Commerce businesses to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September  30, 2014,  December 31, 2014, March  31, 2015, June 30, 2015 and September 30, 2015, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	3Q14	4Q14	1Q15	2Q15	3Q15
QVC Group
QVC Adjusted OIBDA
QVC US	$329	$474	$306	$349	$333

QVC Germany	42	53	39	35	36
QVC Japan	41	45	39	37	35
QVC UK	31	50	28	35	33
QVC Italy	(1)	1	(2)	(1)	—
QVC France	(3)	(3)	(3)	(6)	(7)
QVC International adjusted OIBDA	$110	$146	$101	$100	$97

Consolidated QVC adjusted OIBDA	439	620	407	449	430
Depreciation and amortization	(147)	(151)	(153)	(148)	(141)
Stock compensation	(16)	(10)	(8)	(7)	(9)
Operating Income	$276	$459	$246	$294	$280

Liberty Ventures Group
Digital Commerce Companies(1)
Adjusted OIBDA	$(2)	$44	$22	$19	$17
Depreciation and amortization	(19)	(20)	(15)	(13)	(9)
Stock compensation	7	(16)	(2)	(15)	(15)
Operating Income (Loss)	$(14)	$8	$5	$(9)	$(7)

(1)

For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group beginning with the fourth quarter of 2014 (due to the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Digital Commerce companies to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2014, December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015,  respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q14	4Q14	1Q15	2Q15	3Q15
QVC Group Adjusted OIBDA
Consolidated QVC	$439	$620	$407	$449	$430
Corporate and other	(6)	(8)	(6)	(4)	(9)
QVC Group Adjusted OIBDA(1)	$433	$612	$401	$445	$421
Liberty Ventures Group Adjusted OIBDA
Digital Commerce(1)	$(2)	$44	$22	$19	$17
Corporate and other	(6)	(6)	(4)	(5)	(4)
Liberty Ventures Group Adjusted OIBDA	$(8)	$38	$18	$14	$13
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$425	$650	$419	$459	$434
Depreciation and amortization	(166)	(169)	(168)	(161)	(150)
Stock compensation	(20)	(37)	(15)	(29)	(37)
Consolidated Liberty Interactive Corp. Operating Income	$239	$444	$236	$269	$247

1)

For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group beginning with the fourth quarter of 2014 (due to the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended September 31, 2014, December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015, respectively.  Adjusted net income excludes the impact of the Digital Commerce companies due to their reattribution to Liberty Ventures Group in the fourth quarter of 2014.

QUARTERLY SUMMARY

(amounts in millions)	3Q14	4Q14	1Q15	2Q15	3Q15	LTM
QVC Group
Net income	$83	$222	$151	$112	$154	$639
Purchase accounting amort., net of deferred tax benefit (1)	51	51	51	49	49	200
Digital Commerce net income (loss)	(16)	—	—	—	—	—
QVC Group Adjusted net income	$150	$273	$202	$161	$203	$839

QVCA/B shares outstanding as of September 30, 2015						460
Adjusted LTM earnings per share						$1.82

1)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit.

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

September 30, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$512	2,034	—	2,546
Trade and other receivables, net	876	57	—	933
Inventory, net	1,166	66	—	1,232
Short-term marketable securities	15	893	—	908
Other current assets	271	8	(206)	73
Total current assets	2,840	3,058	(206)	5,692
Investments in available-for-sale securities and other cost investments	4	1,335	—	1,339
Investments in affiliates, accounted for using the equity method	204	1,302	—	1,506
Property and equipment, net	997	37	—	1,034
Intangible assets not subject to amortization	7,594	126	—	7,720
Intangible assets subject to amortization, net	892	39	—	931
Other assets, at cost, net of accumulated amortization	57	6	—	63
Total assets	$12,588	5,903	(206)	18,285
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$48	(48)	—	—
Accounts payable	722	30	—	752
Accrued liabilities	564	37	—	601
Current portion of debt	9	885	—	894
Current deferred tax liabilities	—	1,274	(206)	1,068
Other current liabilities	171	90	—	261
Total current liabilities	1,514	2,268	(206)	3,576
Long-term debt	5,682	1,279	—	6,961
Deferred income tax liabilities	926	802	—	1,728
Other liabilities	205	13	—	218
Total liabilities	8,327	4,362	(206)	12,483
Equity/Attributed net assets (liabilities)	4,155	1,549	—	5,704
Noncontrolling interests in equity of subsidiaries	106	(8)	—	98
Total liabilities and equity	$12,588	5,903	(206)	18,285

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$2,007	146	2,153

Operating costs and expenses:
Cost of sales	1,266	92	1,358
Operating, including stock-based compensation	174	16	190
Selling, general and administrative, including stock-based compensation	162	46	208
Depreciation and amortization	141	9	150
	1,743	163	1,906
Operating income (loss)	264	(17)	247

Other income (expense):
Interest expense	(70)	(18)	(88)
Share of earnings (losses) of affiliates, net	13	18	31
Realized and unrealized gains (losses) on financial instruments, net	30	40	70
Gains (losses) on dispositions, net (note 1)	—	(1)	(1)
Other, net	14	11	25
	(13)	50	37
Earnings (loss) before income taxes	251	33	284
Income tax benefit (expense)	(89)	3	(86)
Net earnings (loss)	162	36	198
Less net earnings (loss) attributable to noncontrolling interests	8	—	8
Net earnings (loss) attributable to Liberty stockholders	$154	36	190

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$2,330	—	2,330

Operating costs and expenses:
Cost of sales	1,488	—	1,488
Operating, including stock-based compensation	203	—	203
Selling, general and administrative, including stock-based compensation	226	8	234
Depreciation and amortization	166	—	166
	2,083	8	2,091
Operating income (loss)	247	(8)	239

Other income (expense):
Interest expense	(80)	(19)	(99)
Share of earnings (losses) of affiliates, net	13	23	36
Realized and unrealized gains (losses) on financial instruments, net	2	16	18
Other, net	(46)	8	(38)
	(111)	28	(83)
Earnings (loss) from continuing operations before income taxes	136	20	156
Income tax benefit (expense)	(41)	14	(27)
Net earnings (loss) from continuing operations	95	34	129
Net earnings (loss) from discontinued operations, net of tax	(4)	14	10
Net earnings (loss)	91	48	139
Less net earnings (loss) attributable to noncontrolling interests	8	11	19
Net earnings (loss) attributable to Liberty stockholders	$83	37	120

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2015- (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$442	166	608
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	442	37	479
Stock-based compensation	40	41	81
Cash payments for stock based compensation	—	(11)	(11)
Excess tax benefit from stock based compensation	(17)	(5)	(22)
Share of (earnings) losses of affiliates, net	(46)	(75)	(121)
Cash receipts from return on equity investments	21	21	42
Realized and unrealized gains (losses) on financial instruments, net	(28)	(70)	(98)
(Gains) losses on dispositions	—	(110)	(110)
Loss on extinguishment	21	—	21
Deferred income tax (benefit) expense	(103)	105	2
Other, net	(5)	(1)	(6)
Intergroup tax allocation	90	(90)	—
Intergroup tax payments	(51)	51	—
Changes in operating assets and liabilities
Current and other assets	(39)	4	(35)
Payables and other current liabilities	(30)	(51)	(81)
Net cash provided (used) by operating activities	737	12	749

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	(4)	(122)	(126)
Cash receipts from returns of equity investments	200	50	250
Capital expended for property and equipment	(132)	(32)	(164)
Purchases of short term and other marketable securities	(154)	(1,040)	(1,194)
Sales of short term and other marketable securities	160	1,020	1,180
Other investing activities, net	(48)	—	(48)
Net cash provided (used) by investing activities	22	127	149

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,470	486	1,956
Repayments of debt	(1,638)	(462)	(2,100)
Repurchases of Liberty common stock	(531)	—	(531)
Min. withholding taxes on net settlements of stock-based comp	(17)	—	(17)
Excess tax benefit from stock-based compensation	17	5	22
Other financing activities, net	2	(18)	(16)
Net cash provided (used) by financing activities	(697)	11	(686)
Effect of foreign currency rates on cash	28	—	28
Net increase (decrease) in cash and cash equivalents	90	150	240
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$512	2,034	2,546

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2014  - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$325	30	355
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	15	(63)	(48)
Depreciation and amortization	493	—	493
Stock-based compensation	66	5	71
Cash payments for stock based compensation	(13)	(2)	(15)
Excess tax benefit from stock-based compensation	(10)	(1)	(11)
Share of losses (earnings) of affiliates, net	(41)	3	(38)
Cash receipts from return on equity investments	13	18	31
Realized and unrealized gains (losses) on financial instruments, net	(9)	57	48
Impairment of intangible assets	7	—	7
Loss on extinguishment of debt	48	—	48
Deferred income tax (benefit) expense	(146)	79	(67)
Other, net	2	1	3
Intergroup tax allocation	158	(158)	—
Intergroup tax payments	(330)	330	—
Changes in operating assets and liabilities
Current and other assets	166	(1)	165
Payables and other current liabilities	71	(5)	66
Net cash provided (used) by operating activities	815	293	1,108

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	40	40
Investments in and loans to cost and equity investees	(3)	(48)	(51)
Capital expended for property and equipment	(142)	—	(142)
Purchases of short term and other marketable securities	(59)	(364)	(423)
Sales of short term and other marketable securities	43	315	358
Other investing activities, net	(28)	16	(12)
Net cash provided (used) by investing activities	(189)	(41)	(230)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,233	—	3,233
Repayments of debt	(2,910)	(10)	(2,920)
Repurchases of Liberty common stock	(736)	—	(736)
Min. withholding taxes on net settlements of stock-based comp	(16)	—	(16)
Excess tax benefit from stock-based compensation	10	1	11
Reattribution of subsidiary	25	(25)	—
Other financing activities, net	(49)	—	(49)
Net cash provided (used) by financing activities	(443)	(34)	(477)
Net cash provided (used) by discontinued operations:
Operating	(20)	293	273
Investing	—	(194)	(194)
Financing	3	368	371
Change in available cash held by discontinued operations	3	(119)	(116)
Net cash provided (used) by discontinued operations	(14)	348	334
Effect of foreign currency rates on cash	(31)	—	(31)
Net increase (decrease) in cash and cash equivalents	138	566	704
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$733	873	1,606